Exhibit 99.1

ARROW ELECTRONICS, INC.
50 MARCUS DRIVE
MELVILLE, NEW YORK 11747 631-847-2000	NEWS

M. CATHERINE MORRIS APPOINTED ACTING PRESIDENT OF
ARROW ENTERPRISE COMPUTING SOLUTIONS
—J. EDWARD COLEMAN TO BECOME CEO OF GATEWAY, INC.—
FOR IMMEDIATE RELEASE
MELVILLE, N.Y., September 7, 2006 — Arrow Electronics, Inc. (NYSE:ARW) announced that J. Edward Coleman, President of Arrow Enterprise Computing Solutions (ECS), has resigned from Arrow to become Chief Executive Officer of Gateway, Inc. M. Catherine Morris has been named Acting President of Arrow ECS while the company conducts a search for a permanent successor.
“Cathy has extensive experience in the ECS business and knows our customers and suppliers well. Her role in developing our strategic initiatives for ECS and her extensive operating experience will ensure the continued success of this very important business. I am pleased that she has agreed to step into this critical role during this time,” said William E. Mitchell, Chairman, President and Chief Executive Officer of Arrow Electronics, Inc. “We thank Ed Coleman for his time at Arrow and we wish him success at Gateway,” added Mr. Mitchell.
Ms. Morris, with more than 25 years experience in computer products and electronic components distribution, has held a number of senior leadership roles within Arrow. She served as a senior member of the ECS team for over three years with overall responsibilities for finance, operations, logistics, marketing and business development, and IT. Ms. Morris holds a bachelor’s degree in finance from Colorado State University.

About Arrow Electronics
Arrow Electronics is a major global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for nearly 600 suppliers and more than 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of over 270 locations in 53 countries and territories.
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Contact:	Ira M. Birns
Vice President and Treasurer
631-847-1657

Media Contact:	Jacqueline F. Strayer
Vice President, Corporate Communications
631-847-2101